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Exhibit 99.1

Vermillion Names Fred Ferrara to Newly Created CIO Post

AUSTIN, Texas — April 2, 2015— Vermillion, Inc. (NASDAQ: VRML), a bio-analytical solutions company focused on gynecologic disease, today announced it named Fred Ferrara to the newly created post of Chief Information Officer.

Mr. Ferrara has spent 24 years designing industry specific systems including application and database development in Information Technology; with the previous 17 years solely dedicated to diagnostics companies responsible for the creation of several state of the art products used across the industry.  He has served in numerous leadership roles in Information Technology, Operations, and senior leadership capacities for diagnostic service organizations such as LabCorp and DIANON Systems.  Prior to this, Mr. Ferrara served as an independent information systems consultant in the healthcare and mobile application markets. In his most recent senior leadership role, Mr. Ferrara served as Chief Information Officer and SVP of Aurora Diagnostics’ anatomic pathology services company.

“We are very pleased to have Fred join our Senior Management team,” stated Valerie Palmieri, President and CEO of Vermillion. “We see Fred’s skill set as paramount to building our bio-analytics platform to drive state of the art diagnostic informatics products for the patient, physician, and payer.”

About Vermillion

Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic and bio-analytical solutions that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has programs in gynecologic disease.

The company’s lead diagnostic, OVA1®, is a blood test for pre-surgical assessment of ovarian tumors for malignancy, using an innovative algorithmic approach. As the first FDA-cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, OVA1 represents a new class of software-based diagnostics. For additional information, including published clinical trials, visit www.vermillion.com.

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Investor Relations Contact:

Michael Wood

LifeSci Advisors LLC

Tel 1-646-597-6983

mwood@lifesciadvisors.com